UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

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March 16, 2021

Dear Shareholders,

As an ExxonMobil investor, you face an important decision at this year’s Annual Meeting of Shareholders on May 26.

Engine No. 1, a small, three-month-old hedge fund with about an 0.02 percent ownership in ExxonMobil, wants to make big changes to our company. They have made false statements1 about our plans and strategy. And they are proposing initiatives that would jeopardize our ability to generate the earnings and cash flow that we need to pay our dividend, invest in future growth and work on technologies that will be important to help tackle climate change.

We disagree with their approach, and urge you to reject the four board candidates they’ve nominated to carry out their value-destructive agenda. You can do that by voting the BLUE PROXY CARD to support ExxonMobil’s highly qualified and experienced Board of Directors and the multi-year strategy recently outlined to our investors.

Your Board and management are fully committed to growing shareholder value by meeting the world’s energy demands today and pursuing a technology-driven strategy to succeed through the energy transition.

Our investment portfolio is the best we’ve had in over 20 years, and will grow earnings and cash flow, while remaining flexible to market conditions and benefiting from ongoing cost-reduction efforts. Our strategy through 2025 will position ExxonMobil to emerge from the pandemic with improved financial performance and win in a lower-carbon energy future. Our plan:

●	Enables us to sustain and grow the dividend,

●	Capitalizes on our industry-leading portfolio of resources to meet the world’s demand for energy and deliver strong cash-flow and returns,

●	Positions the company as a low-cost provider to compete effectively and maximize returns to shareholders, and

●

Supports ExxonMobil’s ongoing participation in the energy transition by developing and commercializing technologies critical to lowering emissions in our operations and in the highest emitting sectors of society. This opens up opportunities for the company to participate in emerging markets expected to be worth trillions of dollars, which can help reduce emissions and drive ExxonMobil’s growth and profits well into the future.

Protect your investment; VOTE FOR the ExxonMobil director candidates by voting the BLUE PROXY CARD today.

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Sustaining a Strong Dividend and Creating Long-Term Shareholder Value While Advancing the Transition to a Lower-Carbon Future

ExxonMobil is committed to responsibly providing the energy that’s needed today, and delivering shareholder value, while transitioning to a lower-carbon future. Your Board and management have developed a strategy that is highly focused on that commitment.

Engine No. 1’s approach ignores the role of oil and gas in the energy system of the future and the leadership role that ExxonMobil intends to play in reducing emissions through development and deployment of new lower-carbon technologies.

Virtually all independent experts, including the United Nations Intergovernmental Panel on Climate Change and the International Energy Agency, agree that oil and gas will continue to be part of the world’s energy mix for many years to come – through 2050 and beyond even in low-carbon scenarios. This is because it is well understood that oil and gas have unique properties and benefits that, for some sectors of society, there are no current viable alternatives.

Without continuing near-term investment in oil and gas, the world won’t have enough energy to produce food, enable transportation and provide power to homes and industries that modernize communities and improve living standards around the world.

As Microsoft founder Bill Gates says in his new book, “How to Avoid a Climate Disaster,” 2

“Everyone deserves the chance to live a healthy and productive life – and it’s hard to stay healthy if your local medical clinic can’t keep vaccines cold because the refrigerators don’t work. It’s hard to be productive if you don’t have lights to read by. And it’s impossible to build an economy where everyone has job opportunities if you don’t have massive amounts of reliable, affordable electricity for offices, factories and call centers.”

BILL GATES

We congratulate Mr. Gates for his leadership on this issue and for illustrating the many facets of the challenge, that will require multiple innovative solutions.

ExxonMobil will play a key role in helping advance these solutions. We are a technology company at our core and are focused on understanding and advancing the fundamental science that will lead to the breakthroughs required to decarbonize the economy.

That is why we are working on solutions to help address the highest emitting sectors: manufacturing, commercial transportation and heavy industry, which account for 80 percent of energy-related carbon emissions and where today’s solutions are insufficient.

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With your Board’s oversight and leadership, we are advancing and expanding our commitment to the development of scalable, low-carbon technologies for those key sectors, and plan $3 billion in spending in this area through 2025. We recently announced the creation of ExxonMobil Low Carbon Solutions, a new business to commercialize technologies from our extensive research and development portfolio built over the past decade. Projects under evaluation include:

●

Expansion of our La Barge carbon capture and storage (CCS) facilities in Wyoming, which could enable an additional one million tonnes of CO2 per year to be captured. Our existing Wyoming facilities currently capture approximately 7 million tonnes per year, which is the largest amount of CO2 captured by any industrial facility in the world.

●	A CCS hub to capture, transport and permanently store CO2 generated by industrial activity in Singapore.

●	A pilot project in Rotterdam to evaluate the potential for fuel cells to significantly reduce the cost of carbon capture while simultaneously producing electricity or low-cost, low-carbon hydrogen.

●

Multiple CCS projects along the U.S. Gulf Coast that have the potential to collect millions of tonnes of CO2 from industrial sources for storage in onshore and offshore geologic formations. Included in these projects is a CCS hub concept in Southeast Texas.

ExxonMobil is the industry leader in CCS and has more than 30 years of experience capturing carbon. The company has an equity share in about one-fifth of global CO2 capture capacity and has captured approximately 40 percent of all the captured anthropogenic CO2 in the world. In addition to CCS, we are actively developing other lower emission technologies, such as hydrogen, advanced biofuels and new ways to reduce energy requirements of manufacturing. These projects capitalize on our expertise and drive long-term shareholder value in markets that could be worth trillions of dollars in the decades ahead.

Protect your investment; VOTE FOR the ExxonMobil director candidates by voting the BLUE PROXY CARD today.

Successfully Navigating Recent Challenges

Over the past several years, your Board has successfully guided ExxonMobil through some of the most difficult conditions in the company’s more than 135-year history. It began with a period of low oil prices and was followed by the pandemic, which curtailed travel and other economic activity, drastically reducing demand for nearly all of the products we produce. In response to the pandemic, we reduced capital spending in 2020 by more than 30 percent and cash operating expenses by more than 15 percent, preserved the value of our investments and protected our shareholders by maintaining our dividend.

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We know the dividend is very important to our shareholders. ExxonMobil has maintained or increased its dividend every year since 1951, and over the past 38 years, has grown dividend payments at an average annual rate of 6 percent.

EXXONMOBIL ANNUAL DIVIDEND

$ Per Share

Note: Prior period dividends restated to reflect two-for-one stock splits effective on June 20, 2001; March 14, 1997; and August 13, 1987

Rich dividend history of returning capital to shareholders	Maintained or increased the dividend every year since 1951	Over the last 38 years, dividend payments have grown at an average annual rate of 6.0%

Refreshing ExxonMobil’s World-Class Board; Three New Independent Directors Added in 2021

Developing and overseeing ExxonMobil’s corporate strategy is a highly qualified, diverse and engaged Board. Twelve of these directors, pictured below, are standing for re-election, including 11 who are independent. Our independent directors have experience leading some of the world’s largest, most complex and successful companies and bring to the Board a wide range of backgrounds, knowledge and skills relevant to ExxonMobil’s business and future.

Since 2016, we have added seven highly qualified independent directors. Our director nominees have an average tenure of less than five years – versus nearly eight years for the S&P 500. Today, ExxonMobil’s Board is one of the deepest, most talented and most diverse in business.

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Key to this is the ongoing refreshment and evolution of the Board to respond to changing market demands and company needs, which included adding critical expertise in climate science, financial markets and governance. Three new independent directors were appointed earlier this year, further enhancing expertise in capital allocation across industries, energy transition and environmental, social and governance (ESG) practices. They also bring additional experience helping companies navigate complex transitions while building value for shareholders. Directors added this year are:

Michael Angelakis

●	Chairman and CEO of Atairos, a strategic investment company focused on supporting growth-oriented businesses across a range of industries.

●

As former Vice Chairman and CFO of Comcast, led strategic planning, capital allocation and corporate development, including overseeing Comcast’s successful transition into media and other technologies.

●

A former Chairman of the Federal Reserve Bank of Philadelphia, he brings significant capital allocation expertise; recognized by Institutional Investor as one of “America’s Best Chief Financial Officers” six of eight years during Comcast tenure.

Jeffrey Ubben

●	Founder of Inclusive Capital Partners, an investment firm focused on enhancing shareholder value through sound ESG practices.

●	Founder of ValueAct Capital Partners.

●

As a director of AES corporation, provided strategic oversight and guidance on AES’ transformation from a primarily coal and gas energy business to one of the leaders in the energy transition focused on sustainability, renewables and energy storage and investment in new technologies.

Wan Zulkiflee

●	Former President and Group CEO of Petronas, the national oil and gas company of Malaysia.

●	Led Petronas’ strategic growth and efficiency initiatives, including entry into specialty chemicals and furthering investments in lower-emission technologies.

●	Currently non-executive chairman of the boards of Malaysia Airlines Berhad and DRB-HICOM Berhad.

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Analysts & Investors Are Supportive Of Our Recent Announcements

Your Board and management team are working diligently to ensure ExxonMobil is successfully building value for shareholders and navigating the energy transition. Here’s what some analysts and investors have had to say about recent board appointments and the strategy we outlined at our annual Investor Day earlier this month:2

“… by our analysis, ExxonMobil is the only major oil company to navigate the cycle with both its dividend and capacity to grow the dividend intact.”

“…ExxonMobil is more than just a dividend story with its 2021 strategy reinforced line of sight on how it can sustain its objective of doubling earnings by 2027 while navigating the worst downturn in a generation…”

BANK OF AMERICA, MARCH 4, 2021

“XOM has decades of experience with [Carbon capture utilization and storage] but improving policies and incentives for de-carbonization and new technological advancements have the potential to support aggressive growth. Along those lines, XOM is currently pursuing over 20 new CCS opportunities.”

WELLS FARGO EQUITY RESEARCH, MARCH 3, 2021

“While clean fuel technologies are a top focus of investor discussions, [ExxonMobil] management diligently reviewed the need to responsibly meet the continued demand for oil and gas. Corporate objectives continue to emphasize delivery of shareholder value through advantaged assets and focused investment and operational excellence. Strong ethics and business integrity represent important elements of corporate culture. Growth in shareholder value remains the key objective.”

EVERCORE ISI, MARCH 4, 2021

“We welcome today’s additions to the Exxon Board of Directors. We believe these individuals will bring significant capital markets and capital allocation experience to the boardroom and will provide meaningful value to the Company as it focuses on its investment priorities while navigating the transition to a low-carbon future.”

D.E. SHAW GROUP, MARCH 1, 2021

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Looking Ahead – Protecting Your Investment

ExxonMobil’s Board is overseeing a strategy that we believe will deliver the most value from our industry leading portfolio of resources, while ensuring we play an important role in reducing our emissions, mitigating the risks of climate change and participating in the energy transition.

Paying a reliable	$6B in annual cost	Investing in	Reducing emissions;
and growing	reductions by	highest-return	investing $3B in
dividend	2023	assets	lower-emission tech

Our plan, and the value it will deliver, is being threatened by the newly formed Engine No. 1 hedge fund. Engine No. 1 is proposing that we radically reduce investment to levels that would endanger future cash flows that are needed to sustain and grow the dividend, future projects and low-carbon initiatives to support the energy transition.

To illustrate, it’s important for shareholders to know that ExxonMobil’s planned investments in new projects will generate roughly 40 percent of the company’s operating cash flow in 2025. Engine No. 1 has not said where cash flows needed to pay the dividend will come from if we elect their directors and adopt their ill-conceived proposals.

To put it bluntly, we have a plan that will grow earnings and cash flow, pay and grow the dividend, fund future growth and position the company to have a meaningful role in the energy transition. Engine No. 1 does not. They’ve made false statements about our strategy. They don’t have a plan. And their candidates for the Board do not have the experience or knowledge to help lead your company through one of the most complex and challenging transitions the world has ever faced.

Protect your investment; VOTE FOR the ExxonMobil director candidates by voting the BLUE PROXY CARD today.

YOUR VOTE IS IMPORTANT!

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE FOR

EACH OF THE EXXONMOBIL DIRECTOR CANDIDATES

The Board has presented its formal recommendation regarding director nominations in ExxonMobil’s definitive proxy statement, which has been mailed to shareholders eligible to vote at the 2021 Annual Meeting of Shareholders and is on file with the U.S. Securities and Exchange Commission.

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In the coming weeks, ExxonMobil will continue to provide updates on our strategy and plans. Look for additional proxy materials ahead of the meeting.

VOTE THE BLUE PROXY CARD!

We also encourage you to visit XOMDrivingValue.com to learn more and to sign up to receive regular updates from the company.

We appreciate the trust you’ve placed in ExxonMobil as we take smart actions in the transition to a lower-carbon future and work to create long-term shareholder value.

Sincerely,

Darren W. Woods	Kenneth C. Frazier
Chairman and Chief Executive Officer	Lead Director

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We urge you to DISCARD all WHITE proxy cards.

If you have already returned a WHITE proxy card, you can change your vote by signing, dating, and returning a BLUE proxy card. Only your latest dated proxy card will be counted.

VOTE the BLUE proxy card today.	DISCARD the WHITE proxy card.
Support your Board by signing, dating, and returning the BLUE proxy card in the postage-paid envelope provided. You can also vote by phone or online.

The Board urges you not to sign or return the WHITE proxy card sent to you.

Voting the WHITE proxy card, even if you “withhold” on any of the dissident nominees, will revoke any vote you had previously submitted on ExxonMobil’s BLUE proxy card.

If you have questions, or need assistance voting your shares,

please contact our proxy solicitors.

1407 Broadway, 27th Floor

New York, NY 10018

(800) 322-2885 or (212) 929-5500

XOMproxy@mackenziepartners.com

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

(800) 859-8509 or (212) 269-5550

XOMproxy@dfking.com

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Cautionary Statement

Outlooks; projections; goals; estimates; descriptions of strategic plans and objectives; planned capital and cash operating expense reductions and the ability to meet or exceed announced reduction objectives; plans to reduce future emissions intensity and the expected resulting absolute emissions reductions; emission profiles of future developments; carbon capture results and the impact of operational and technology efforts; future business markets like carbon capture or hydrogen; energy market evolution; product mix and sales growth; and other statements of future events or conditions in this letter are forward-looking statements. Actual future results could differ materially due to a number of factors. These include global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil, gas, petroleum, petrochemicals and feedstocks; company actions to protect the health and safety of employees, vendors, customers, and communities; the ability to access short- and long-term debt markets on a timely and affordable basis; the severity, length and ultimate impact of COVID-19 and government responses on people and economies; global population and economic growth; changes in law, taxes or regulation, including environmental regulations, taxes, political sanctions and international treaties; the timely granting or freeze, suspension or revocation of government permits; the impact of fiscal and commercial terms and the outcome of commercial negotiations; feasibility and timing for regulatory approval of potential investments or divestments; the actions of competitors and preferences of customers; the capture of efficiencies within and between business lines; unexpected technological developments; general economic conditions, including the occurrence and duration of economic recessions; unforeseen technical or operating difficulties; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects and carbon capture projects; and other factors discussed here, in Item 1A. Risk Factors in our Form 10-K for the year ended December 31, 2020 and under the heading “Factors Affecting Future Results” on the Investors page of our website at www.exxonmobil.com under the heading News & Resources. For more information concerning the forward-looking statements, terms, and other information contained in this letter, please refer to the complete Analysts’ Meeting presentation which is available live and in archive form through ExxonMobil’s website at www.exxonmobil.com.

ExxonMobil-operated emissions, reductions and avoidance performance data are based on a combination of measured and estimated data using best available information. Calculations are based on industry standards and best practices, including guidance from the American Petroleum Institute (API) and IPIECA. The uncertainty associated with the emissions, reductions and avoidance performance data depends on variation in the processes and operations, the availability of sufficient data, the quality of those data and methodology used for measurement and estimation. Changes to the performance data may be reported as updated data and/or emission methodologies become available. ExxonMobil works with industry, including API and IPIECA, to improve emission factors and methodologies. Emissions, reductions and avoidance estimates from non-ExxonMobil operated facilities are included in the equity data and similarly may be updated as changes to the performance data are reported. The data includes XTO Energy performance beginning in 2011.

Definitions and additional information concerning certain terms used in this letter including cash operating expense are provided in the Frequently Used Terms available on the Investor page of our website at www.exxonmobil.com under the heading News & Resources and in the March 3, 2021 Analysts’ Day material referenced below. Reconciliations of non-GAAP terms are provided for historical periods but not for future periods. We are unable to provide a reconciliation of forward-looking non-GAAP or other measures to the most comparable GAAP financial measures because the information needed to reconcile these measures is dependent on future events, many of which are outside management’s control as described above. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with our accounting policies for future periods is extremely difficult and requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated in a manner consistent with the relevant definitions and assumptions noted above.

The term “project” as used in this letter can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of

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Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.

End Notes:

1.	Following are as examples of two false claims by Engine No. 1.

Engine No. 1 Claim: An Engine No. 1 press release on March 3, 2021, critical of ExxonMobil’s 2021 Investor Day presentation and describing a white paper issued by Engine No. 1, said the following:

“This analysis [Engine No. 1 white paper] details an evolving industry that requires significant long-term business model innovation to enhance and protect shareholder value, which contrasts sharply with the outlook set forth by ExxonMobil in its presentation to investors today. … About 2/3 of world greenhouse gas (GHG) emissions come from countries that have net zero targets for emissions (mostly for 2050), and achieving those goals (or even coming close) will likely cause an implosion in fossil fuel demand, yet ExxonMobil’s presentation does not explore this widely-known range of possible outcomes. (Emphasis added)

Fact: ExxonMobil’s 2021 Investor Day presentation showed a broad range of potential outcomes and discussed key technology requirements of the future energy system. Future demand discussions were primarily based on scenarios from the UN Intergovernmental Panel on Climate Change’s Lower 2C scenarios from the IPCC 2018 Special Report (SR1.5) (on the impacts of global warming of 1.5°C above pre-industrial levels and related global greenhouse gas emission pathway), and included additional information from the IPCC’s Fifth Assessment Report (AR5). References to IPCC data can be found in ExxonMobil’s 2021 Investor Day presentation on pages 8, 9, 10, 14, 16, 18, 21, 59, 66, 68 and 69.

Engine No 1 Claim: In its March 3 white paper, Engine No. 1 said the following:

“What remains is a shrinking group of oil majors, notably ExxonMobil, that still cling to old forecasting methods and results. At its annual investor day in March, 2020, which was held as the pandemic started gripping the world economy, ExxonMobil painted a future unaware of how the world of policy was changing: rising demand, a big gap in necessary investment and a litany of concerns about mobilizing the investment needed to fill that gap.” (Emphasis added)

Fact: ExxonMobil’s 2020 Investor Day presentation used data from the respected International Energy Association’s Stated Policy Scenarios (STEPS) and Sustainable Development Scenario (SDS) which evaluate two very different policy environments. Per the IEA, STEPS incorporates today’s policy intentions and targets, while the SDS provides a strategic pathway to meet global climate, air quality and energy access goals in full. Even in the IEA SDS, which is a scenario that limits warming to less than 2 degrees Celsius, the IEA stated that $13 trillion in oil and gas investment is required over the next 20 years to meet demand. ExxonMobil’s Outlook for Energy and Energy and Carbon Summary also highlight the role of policy and technology in determining future demand. References to the IEA scenarios can be found in ExxonMobil’s 2020 Investor Day presentation on pages 14, 20, 21, 22, 23 and 161.

2.	Permission to use quotes was neither sought nor obtained.

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